SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549



                             FORM 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): February 13, 1996


                   FLORIDA GAMING CORPORATION
        (Exact name of registrant as specified in charter)


   Delaware                0-9099                  59-1670533
(State or other          (Commission              (IRS Employer
jurisdiction of          File Number)             Identification
incorporation)                                    No.)


1750 South Kings Highway
Fort Pierce, Florida                                   34945-3099
(Address of principal executive offices)               (Zip code)


Registrant's telephone number, including area code: (407) 464-7500


                         Not Applicable
                 (Former name or former address,
                  if changed since last report.)










             INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.   Other Events.

     On February 13, 1996, Florida Gaming Corporation announced the signing of a letter of intent with Gold Star International, Inc. ("GSI") to acquire the capital stock of Gold Star Casinos, Inc. ("Gold Star") a wholly owned subsidiary of GSI. Additional information is included in Florida Gaming's press release, attached as exhibit 99 to this report.

     Headquartered in Coconut Grove, Florida, Gold Star holds the exclusive rights to operate the casino concessions on two cruise ships operating from Clearwater and St. Petersburg, Florida and the ferry between Bar Harbor, Maine and Yarmouth, Nova Scotia. Upon closing, Gold Star will also have an option to acquire an assignment of 50% of the profits from the casino concession aboard a cruise ship operating from Ft. Lauderdale, Florida. After the exercise of the option, Gold Star's casino operating concessions would involve about 22,500 square feet of gaming space and a total of 1,175 gaming positions.

The Letter of Intent anticipates that GSI will receive, at closing, 200,000 shares of Florida Gaming's common stock ("Common Shares") in exchange for 100% of the stock of Gold Star Casinos, Inc. GSI can also receive up to 300,000 additional Florida Gaming Shares over a four year period pursuant to the "earn-out" provisions of the Letter of Intent.

The Letter of Intent is not a binding agreement between the parties. Consummation of the transaction is subject to several significant conditions, including the completion of due diligence investigations by both parties, the negotiation and execution of a definitive acquisition agreement between the parties, the negotiation of employment arrangements with certain member of GSI's management, the approval of the parties' respective Boards of Directors and GSI stockholders, and the receipt of consents from the GSI senior lenders. Because of these factors, neither consummation of the transaction, nor the operating results anticipated therefrom (as described in the press release) can be assured. The Letter of Intent provides that the parties will try to close the proposed transaction within 90 days.

     In other developments, Florida Gaming is currently reevaluating its proposed gaming venture with the Ponca Tribe of Nebraska based on recent events adversely affecting the prospects for Indian gaming in the state. On February 6, 1996, the Nebraska legislature failed to pass legislation that would have authorized a voter referendum on legalizing casino gaming in the state. In addition, as a result of a November 1995 decision by the United States Court of Appeals for the Eighth Circuit, the Bureau of Indian Affairs has indefinitely suspended action on land-in-trust applications from Indian tribes in Nebraska and other Eight Circuit states.

     On February 23, 1996, Florida Gaming completed the placement of an additional 2,300 shares of its Series B Preferred Stock ("Series B Shares") to institutional investors outside the United States. The purchase price for the Series B Shares was $1,000 per share, or a total purchase price of $2.3 million. Florida Gaming has sold a total of 4,700 Series B Shares to date for total offering proceeds of $4.7 million. The Company currently anticipates that the placement proceeds will be used to finance improvements to its Fort Pierce, Florida fronton and pari-mutuel wagering facility and/or certain contingent obligations of the Company in connection with its proposed Indian gaming ventures.

      Holders of Series B Shares are entitled, among other rights, to receive an 8% annual cumulative dividend payable in the Company's Common Shares upon conversion. Beginning 40 days after issuance, each Series B share can be converted into the number of Common Shares equal to the sum of $1,000 per Series B share plus 8% accrued and unpaid dividends from the date of issuance through the date of conversion divided by 80% of the average of the closing bid prices of the Common Shares as reported by the Nasdaq SmallCap Market for the 5 consecutive business days immediately preceding the date of conversion (the "Average Bid Price").

    To date Florida Gaming has issued 134,926 Common Shares upon the conversion of 900 Series B Shares. Assuming an Average Bid Price of $6.75, the closing bid price for the Common Shares on March 8, 1996, approximately 713,862 Common Shares would be issuable upon the conversion of the 3,800 currently outstanding Series B Shares on April 4, 1996 (the 41st day after the February 23rd issuances). This statement is a forecast based on the foregoing assumptions, and the actual number of Common Shares issued upon conversion of the Series B Shares may vary based upon changes in the trading price of the Common Shares, the timing of conversion, and other factors.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial statements of business acquired.

          Not applicable.

     (b)  Pro Forma Financial Information.

          Not applicable.

     (c)  Exhibits.

          Exhibit 99 -- Press Release dated February 13, 1996.















                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        FLORIDA GAMING CORPORATION



                        By /s/ Timothy L. Hensley
                          Timothy L. Hensley
                          Executive Vice President, Treasurer
                          and Chief Financial Officer

                          Date: March 12, 1996